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Exhibit 3.1

        [LETTERHEAD TO BE INSERTED HERE]

Certificate of Change Pursuant
            to NRS 78.209

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

        1.     Name of corporation:

  Whittier Energy Corporation

        2.     The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

        3.     The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

  101,000,000 authorized shares consisting of 100,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share.

        4.     The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

  33,333,334 shares of common stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share.

        5.     The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

  One share of common stock of the Corporation shall be issued in exchange for every three shares of common stock of the Corporation issued and outstanding on the effective date of the reverse split.

        6.     The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

  The Corporation shall issue one full share for each fractional share resulting from the reverse split.

        7.     Effective date of filing (optional):    7/1/05

  (must not be later than 90 days after the certificate is filed)

8.	Officer Signature:	/s/ MICHAEL B. YOUNG Signature	Chief Financial Officer Title

        IMPORTANT:    Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.209 2003
Revised on: 10/24/03

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  Exhibit 3.1